Exhibit 3.1

ARTICLES OF AMENDMENT

CERTIFICATE OF DESIGNATION

Pursuant to A.R.S. § 10-602

1. The name of the corporation is:

  Greens Worldwide Incorporated

2. Attached hereto, as Exhibit A, is the text of the resolution determining the terms of the class or the series of shares.

3. The date the measure was adopted by the board of directors is August 15, 2007.

Dated this 15th day of August, 2007

Signature: ________________ Title: Vice President

Printed Name: Robert A. Marshburn

CF:0044	Arizona Corporation Commission
Rev 10/2006	Corporations Division

EXHIBIT A

RESOLVED, that, pursuant to the authority vested in the Board of Directors of Greens Worldwide Incorporated (the “Corporation”) by the Articles of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of up to 390,000 shares of the Preferred Stock, par value $10.00 per share, of the Corporation, to be designated “Series A Convertible Preferred Stock” of the presently authorized but unissued shares of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

1.            Stated Value. The stated value per share of Series A Convertible Preferred Stock shall be $10.00 per share.

2.            Dividends. The Series A Convertible Preferred Stock shall not be entitled to any dividends or distributions.

3.            Redemption. The Series A Convertible Preferred Stock shall not be entitled to be redeemed.

4.           Liquidation Preference. The Series A Convertible Preferred Stock shall have no liquidation preference with respect to the common stock, no par value, of the Corporation (“Common Stock”) or any other stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or due to any other event or occurrence.

5.           Funds. The Series A Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

6.           Conversion Rights. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

(a)         Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such share of Series A Convertible Preferred Stock into 640 fully paid and nonassessable shares of Common Stock or, in case an adjustment (an “Adjustment”) has taken place pursuant to the further provisions of this Section 6, then as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

CF:0044	Arizona Corporation Commission
Rev 10/2006	Corporations Division

(b)         Issuance of Certificates: Time Conversion Effected. Promptly after receipt of the written notice referred to in Section 6(a) and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c)         Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion, an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d)         Adjustment of Price For Stock Splits and other Subdivision and Combinations. In case the Corporation shall at any time subdivide or combine (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater or lesser number of shares, or shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon Common Stock), or shall otherwise issue Common Stock for no consideration, then the number of shares of Common Stock into which the Series A Convertible Preferred Stock may be converted will be adjusted appropriately.

In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

CF:0044	Arizona Corporation Commission
Rev 10/2006	Corporations Division

(e)         Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for Adjustments) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f)          Notice of Adjustment Upon any Adjustment, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the adjustment resulting from such Adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(g)         Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series A Convertible Preferred Stock which are being converted.

7.	Voting Rights.

(a)         The holders of the shares of the Series A Convertible Preferred Stock, voting separately as a single class, shall have the right to elect at least one half of the members of the Board of Directors of the Corporation at any time, plus one more member (collectively, the “Preferred Directors”), and shall vote on an as converted basis with the holders of Common Stock on all matters placed before the holders of Common Stock. If a Preferred Director dies, resigns, is removed or ceases to serve for any reason, his replacement shall be elected by the holders of the Series A Convertible Preferred Stock, voting separately as a single class, in person or by proxy at a meeting called for such purpose (or by written consent in lieu of such meeting) within 30 days after such Preferred Director ceases to serve. A Preferred Director may be removed as a director at any time, with or without cause, by the affirmative vote of the then outstanding shares of Series A Convertible Preferred Stock, voting separately as a single class, in person or by proxy, at a meeting called for such purpose (or by written consent in lieu of such meeting).

CF:0044	Arizona Corporation Commission
Rev 10/2006	Corporations Division

(b)         So long as any shares of Series A Convertible Preferred Stock shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the holders of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a single class, take any of the following actions:

(i)          effect the sale, lease, license or other disposition of all or substantially all of the Corporation’s assets, or which results in the holders of the Corporation’s capital stock prior to the transaction owning less than 50% of the voting power of the Corporation’s capital stock after the transaction;

(ii)         authorize any merger, consolidation or share exchange between the Corporation and another entity;

(iii)       authorize the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its business; or

(iv)       issue any new shares of Series A Convertible Preferred Stock or securities convertible into or exercisable for Series A Convertible Preferred Stock.

8.           Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Articles of Incorporation of the Corporation.

CF:0044	Arizona Corporation Commission
Rev 10/2006	Corporations Division